[logo of L.B. Foster Company]

                                                 L.B. FOSTER COMPANY
                                                  415 HOLIDAY DRIVE
                                            PITTSBURGH, PENNSYLVANIA 15220

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1995

To the Stockholders:

     The annual meeting of stockholders of L.B. Foster Company will be held at the Green Tree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania on Wednesday, May 10, 1995 at 11:00 a.m., local time, for the purpose of (i) electing a board of five directors for the ensuing year, (ii) approving the appointment of independent auditors for the year ending December 31, 1995 and
(iii) transacting such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Class A Common Stock at the close of business on March 31, 1995 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company's principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

     Stockholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we request that you promptly sign, date and return the enclosed proxy card in the envelope provided to insure a quorum for the meeting. Your proxy may be revoked at any time before it is exercised by written notice delivered to the Company at the above address, attention: Secretary, or by attendance at the meeting and voting in person.

                                                  David L. Voltz
                                                  Secretary

Pittsburgh, Pennsylvania
April 7, 1995

                              L.B. FOSTER COMPANY

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the "Company") for use at the annual meeting of stockholders to be held May 10, 1995 and at any adjournment thereof. This proxy statement and the enclosed form of proxy and annual report for 1994 were mailed to stockholders on or about April 7, 1995. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

     At the meeting, the holders of Class A Common Stock will vote upon (i) the election of a board of five directors to serve for the ensuing year and until their successors are elected and qualified, (ii) approval of the independent auditors for 1995 and (iii) any other matter which is properly presented at the meeting. The presence, in person or by proxy, of the record holders of a majority of the Company's outstanding Class A Common Stock is necessary to constitute a quorum. At March 31, 1995, the record date for entitlement to vote at the meeting, there were 9,922,738 shares of Class A Common Stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 4,961,370 shares. Where a stockholder's proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholders are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

     Only holders of record of the Class A Common Stock at the close of business on March 31, 1995, are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The Class A Common Stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Other matters shall require the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

     If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the five nominees named herein as directors and FOR approval of the independent auditors for 1995.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by officers or employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses in so doing.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to each stockholder who, to the Company's knowledge, has sole or shared voting or investment power with respect to more than 5% of the Company's outstanding Class A Common Stock. This information is based upon the latest report furnished to the Company by such stockholder and may not be current:

                                                                          NUMBER OF    PERCENT OF
            NAME                               ADDRESS                     SHARES         CLASS
            ----                               -------                     ------         -----
The TCW Group, Inc.                   865 South Figueroa Street             841,000        8.48
                                      Los Angeles, CA 90017
Dimensional Fund Advisors Inc.        1299 Ocean Avenue                     740,900(a)     7.47
                                      Santa Monica, CA 90401
Quaker Capital Management             The Arrott Building                   707,900(b)     7.13
  Corporation                         401 Wood Street, Suite 1300
                                      Pittsburgh, PA 15222
U.S. Bancorp                          111 S.W. Fifth Avenue                 533,300(c)     5.37
                                      Portland, OR 97204

- - ---------
(a) These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

(b) Quaker Capital Management Corporation and/or its principals reportedly own directly 129,500 of these shares. The remainder reportedly are owned by investment advisory clients for which Quaker Capital Management Corporation serves as investment manager.

(c) Qualivest Capital Management, Inc., an investment advisor and a wholly-owned subsidiary of the United States National Bank of Oregon which is a wholly-owned subsidiary of U.S. Bancorp, is the beneficial owner of 239,500 shares, as a result of acting as investment advisor to The Qualivest Funds, an investment company. An additional 293,800 shares are held by the Trust Group of U.S. Bancorp.

                             ELECTION OF DIRECTORS

     A board of five directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors, each having been elected at the 1994 annual meeting of stockholders.

    NOMINEE
    -------
Lee B. Foster II        Mr. Foster, age 48, has been President, Chief Executive Officer and a director of the
                        Company since 1990. He served as Executive Vice President-Operations from December 1989 until May 1990 and as Vice President-Tubular Products from October 1987 through November
                        1989. Mr. Foster is a nephew by marriage of Milton Porter, a director of the Company.

Milton Porter           Mr. Porter, age 84, has been a director of the Company since 1958. Mr. Porter is Chairman of the Board and Chief Executive Officer of Foster Industries, Inc., an investment company. Mr. Porter is an uncle, by marriage, of Lee B. Foster II.

John W. Puth            Mr. Puth, age 66, has been a director of the Company since 1977. He has been President of
                        J.W. Puth Associates since 1988. He also has served as Chairman of the Board of American
                        Lantern Company, a manufacturer of lighting fixtures, since 1989. Mr. Puth is a director of Lindberg Corporation (industrial heat treating), System Software Assoc. (development and sale of software), TNT Freightways, Inc. (carrier), Allied Products Corp.
                        (manufacturer of industrial products), and A.M. Castle & Co. (metals distributor).

Richard L. Shaw         Mr. Shaw, age 67, has been a director of the Company since 1992. He has served as Chairman of the Board of Michael Baker Corporation, an engineering and construction company, since 1991.
                        Mr. Shaw was Chief Executive Officer of Michael Baker Corporation from 1984 until May 1992 and from September 1993 until October 1994.

James W. Wilcock        Mr. Wilcock, age 77, has been a director of the Company since 1983 and Chairman of the
                        Board since 1990. Mr. Wilcock is currently an independent management consultant and
                        Chairman of the Board of Monitor Group, Inc. (gas analyzers and monitors).

     The foregoing nominees were nominated by the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held five meetings during 1994. Each incumbent nominee attended more than seventy-five percent of the total number of meetings held, while he was in office, by the Board of Directors and the committees of the Board on which he served.

     Messrs. Foster, Porter and Wilcock constitute the Executive Committee of the Board of Directors, with Mr. Porter serving as its Chairman. The Finance and Audit Committee is composed of Messrs. Shaw (Chairman), Porter and Puth, with Messrs. Foster and Nejes serving as ex-officio members, the Personnel & Compensation Committee is composed of Messrs. Puth (Chairman), Shaw and Wilcock, and the Option Committee is composed of Messrs. Puth and Wilcock.

     The Finance and Audit Committee, which held two meetings during 1994, is responsible for reviewing, with the independent auditors and management, the work and findings of the auditors as well as the effectiveness of the Company's internal auditors and the adequacy of the Company's internal controls and the accounting principles employed in financial reporting. The Personnel & Compensation Committee, which met on five occasions in 1994, is responsible for reviewing and approving all general employee benefit programs and recommending for approval officer compensation and organizational changes. The Option Committee, which met twice during 1994, is responsible for the administration of the Company's Stock Option Plan. The Company has no standing nominating committee of the Board of Directors. The Executive Committee did not meet during 1994.

DIRECTORS' COMPENSATION

     During 1994, outside directors, other than Mr. Wilcock, were paid a base annual fee of $8,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. No compensation is paid, however, for participation in special telephonic meetings. Effective January 1, 1995, the base annual fee was increased to $12,000. Mr. Wilcock receives an annual fee of $75,000 for his services as Chairman of the Board. Management directors receive no separate compensation for their services as directors.

OWNERSHIP OF SECURITIES BY MANAGEMENT

     Information concerning ownership of the Company's Class A Common Stock by the Company's directors and certain executive officers and by the directors and all executive officers as a group, is set forth in the following table:

                                                                                  CLASS A         PERCENT OF
NAME                                                                          COMMON STOCK (A)     CLASS (B)
- - ----                                                                          ----------------     ---------
Directors:
  Lee B. Foster II                                                                  182,426           1.81
  Milton Porter                                                                      61,264            .62
  John W. Puth                                                                       40,000            .40
  Richard L. Shaw                                                                    10,000            .10
  James W. Wilcock                                                                  100,500           1.00

Executive Officers:
  Dean A. Frenz                                                                      26,038            .26
     Senior Vice President--Product Management
  Stan L. Hasselbusch                                                                 7,750            .08
     Senior Vice President--Sales
  Roger F. Nejes                                                                     17,500            .18
     Senior Vice President--Finance and Administration
  Paul V. Dean                                                                       15,000            .15
     Vice President--Construction Products
  All Directors and Executive Officers as a Group                                   546,098           5.28

- - ---------
(a) This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned by him. It includes shares which the named person or group has the right to acquire within 60 days after April 7, 1995 through the exercise of stock options (100,000 shares for Mr. Wilcock, 150,000 for Mr. Foster, 10,000 for Mr. Porter, 10,000 for Mr. Shaw, 20,000 for Mr. Puth, 25,000 for Mr. Frenz, 17,500 for Mr. Nejes, 15,000 for Mr. Dean and 432,500 for the directors and executive officers of the Company as a group).

(b) The percentages in this column are based on the assumption that any shares which the nominee has the right to acquire within 60 days after April 7, 1995 have been acquired by him and are outstanding.

CERTAIN TRANSACTIONS

     In January 1993, the Company and Foster Industries, Inc. ("FII") entered into an agreement to fund environmental remediation of a site located in Texas upon which both the Company and FII had previously conducted operations. During 1994, the Company contributed $89,000 and FII contributed $56,000 to complete the clean up of the site. Messrs. Foster and Porter are officers, shareholders and directors of FII.

                      APPROVAL OF APPOINTMENT OF AUDITORS

     The firm of Ernst & Young has served as the Company's independent auditors since 1990 and has been appointed as the Company's independent auditors for the fiscal year ending December 31, 1995. The Board of Directors recommends a vote FOR approval of this appointment.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation of the Company's named executive officers.

                                                                                            LONG TERM
                                                  ANNUAL COMPENSATION                      COMPENSATION
                                   ---------------------------------------------------     ------------
                                                                                              SHARES
                                                                          OTHER (1)         UNDERLYING           ALL
NAME AND                                                                    ANNUAL            OPTION          OTHER (2)
PRINCIPAL POSITION                    YEAR     SALARY ($)  BONUS ($)    COMPENSATION ($)       AWARDS       COMPENSATION ($)
- - ------------------                    ----     ----------  ---------    ----------------       ------       ----------------
Lee B. Foster II                      1994      217,917    50,235             *               50,000              14,155
  President & Chief                   1993      195,000      --               *                 --                 7,069
  Executive Officer                   1992      186,660      --               *                 --                 6,831

Dean A. Frenz                         1994      141,750    27,231             *               25,000               9,065
  Senior Vice President--             1993      127,125      --           14,423(3)             --                 5,495
  Product Management                  1992      120,000      --           13,545(4)             --                 5,190

Paul V. Dean                          1994      112,638    32,889             *               10,000               7,222
  Vice President--                    1993      105,564      --               *                 --                 4,566
  Construction Products               1992       98,958      --               *                 --                 4,194

Roger F. Nejes                        1994      116,055    22,295             *               25,000               6,803
  Senior Vice President--             1993      107,208      --           13,778(5)           10,000               4,048
  Finance & Administration            1992      102,108      --           13,464(6)             --                 3,305

Stan L. Hasselbusch                   1994      109,020    20,943             *               25,000               6,974
  Senior Vice President--             1993       92,730      --               *               23,000               3,992
  Sales                               1992       84,000      --               *                 --                 3,360

- - ---------
(1) The amounts disclosed in this column include the value of Company provided term life insurance, leased car, executive Medical Reimbursement Plan and club dues and fees.

(2) The amounts disclosed in this column include the Company contributions to the L. B. Foster Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(3) This amount includes $10,164 for a Company provided leased car.

(4) This amount includes $9,230 for a Company provided leased car.

(5) This amount includes club dues and fees of $4,044 and $7,713 for a Company provided leased car.

(6) This amount includes club dues and fees of $3,966 and $7,684 for a Company provided leased car.

* The total is less than 10% of the executive's total salary and bonus for the year.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table provides information on the named executive officer's unexercised stock options at December 31, 1994. The Company has not awarded any stock appreciation rights, and no options were exercised during 1994.

                                                             NUMBER OF SHARES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS
                                                                 YEAR-END               AT FISCAL YEAR-END ($)
                                                       ---------------------------   ----------------------------
NAME                                                   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- - ----                                                   -----------   -------------    -----------   -------------
Lee B. Foster II                                         150,000        --              2,500             --
Dean A. Frenz                                             25,000        25,000          6,250             --
Stan L. Hasselbusch                                        7,750        42,250           --               --
Roger F. Nejes                                            17,500        32,500           --               --
Paul V. Dean                                              15,000        10,000          2,500             --

OPTION GRANTS IN 1994

     The following table provides information on stock options granted to the named executive officers in 1994:

                                                                                       POTENTIAL
                                                                                  REALIZABLE VALUE AT
                                                                                  ASSUMED ANNUAL RATES
                           NUMBER OF        % OF                                     OF STOCK PRICE
                            SHARES      TOTAL OPTIONS    EXERCISE                     APPRECIATION
                          UNDERLYING     GRANTED TO       OR BASE                  FOR OPTION TERM ($)
                            OPTIONS       EMPLOYEES        PRICE     EXPIRATION   ---------------------
NAME                        GRANTED        IN 1994        ($/SH)        DATE         5%         10%
- - ----                        -------        -------        ------        ----         --         --
Lee B. Foster II            50,000          19.53          3.56       7/21/04       111,943     283,686
Dean A. Frenz               25,000(a)         9.77         3.56       7/21/04        55,972     141,843
Stan L. Hasselbusch         25,000(a)         9.77         3.56       7/21/04        55,972     141,843
Roger F. Nejes              25,000(a)         9.77         3.56       7/21/04        55,972     141,843
Paul V. Dean                10,000(a)         3.91         3.56       7/21/04        22,389      56,737

- - ---------
(a) The option vests at the rate of 25% per year, commencing one year after the date of grant.

                       PERSONNEL & COMPENSATION COMMITTEE
                              AND OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The three member Personnel & Compensation Committee (the "Compensation Committee") of the Board of Directors is composed of non-employee directors and is generally responsible for determining the compensation of the Company's executive officers, except for decisions made by the Option Committee concerning awards to employees under the Company's stock option plan. The decisions by the Compensation Committee are then reviewed by the full Board. This report is submitted by Messrs. Puth, Shaw and Wilcock in their capacity as the Compensation Committee, and Messrs. Puth and

Wilcock in their capacity as the Option Committee, and addresses the Company's compensation policies for 1994 as they were generally applicable to the Company's executive officers and as they were specifically applicable to Mr. Foster.

               COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

     The Compensation Committee's policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company's annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock options, participation in a 401(k) plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

     .  CASH COMPENSATION

     Each year the Company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 1994 were published by Wyatt Data Services, Inc. and covered companies that were manufacturers of durable goods with annual sales of $200 million-$650 million or engaged in the fabrication of metal products with annual sales of $100 million-$650 million. This survey data indicated that the Company's executive officers' base salaries ranged from 9-25% below the median base salaries for comparable positions in the durable goods manufacturing industry and 5%-35% below the median base salaries for comparable positions in the metal fabrication industry.

     The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer's performance, the responsibilities and importance of the officer's position within the Company and the overall performance of the Company.

     During 1994, the Company also maintained an Incentive Compensation Plan to provide bonuses as incentives and rewards for employees. Awards to executive officers under the Incentive Compensation Plan are based upon the Company's overall profitability, the officer's grade level and base salary and, for officers who are responsible for particular operating units, the performance of such operating units. For 1994, awards under the Plan ranged from 12.3% to 29.2% of the 1994 base compensation of the Company's executive officers. Survey data published by Wyatt Data Services indicate that the aggregate median cash compensation (including incentive compensation) paid to the Company's 12 executive officers was 24% below the aggregate median cash compensation paid for 12 comparable executive positions in the durable goods manufacturing industry and approximately 13% below the aggregate median cash compensation paid for 12 comparable positions in the metal fabrication industry.

     Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company's most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

     .  STOCK OPTION PLAN

     The Company's 1985 Long-Term Incentive Plan as Amended and Restated (the "Plan") authorizes the award of stock options and stock appreciation rights ("SAR's") to key employees, officers and directors of the Company and its subsidiaries. The Plan is designed to motivate key employees by providing participants with a direct, financial interest in the long-term performance of the Company. The participants and their awards are determined by the Option Committee of the Board of Directors. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both "incentive stock options" and "nonqualified stock options" may be awarded under the Plan. Stock appreciation rights may be awarded at any time prior to six months before the stock option's expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Option Committee generally takes into account, among other factors, the number of options previously awarded to the participant. In 1994, stock options for executive officers were granted upon the recommendation of management and the approval of the Option Committee and were granted at an option price equal to the fair market value of the Company's stock on the grant date.

     .  RETIREMENT PLAN

     The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction Plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees with over one (1) year of service. Eligible employees may contribute up to 15% (10% maximum on a pre-tax basis) of their compensation to the Plan, and the Company is required to contribute 1% of the employee's compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of their compensation. Based upon the Company's financial performance against predetermined criteria, the Company may be required to contribute up to an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of five (5) years of service. The Company's contributions for 1994 to the Voluntary Investment Plan for Messrs. Dean, Foster, Frenz, Hasselbusch and Nejes are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate the benefits which the executives cannot receive under the Voluntary Investment Plan because of Internal Revenue Code limitations.

     . OTHER COMPENSATION PLANS

     At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The incremental cost to the Company of the executive officers' benefits provided under these programs for Messrs. Dean, Foster, Frenz, Hasselbusch and Nejes are included in the Summary Compensation Table, if such benefits exceeded 10% of the named officer's salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

                         MR. FOSTER'S 1994 COMPENSATION

     Mr. Foster is eligible to participate in the same executive compensation plans as are available to other executive officers. On February 1, 1994, Mr. Foster received a 12.8% salary increase, bringing his annual base salary to $220,000. According to data published by Wyatt Data Services, Inc., Mr. Foster's salary is below the median base salary for chief executive officers of companies with annual sales of between $100 million - $650 million in the businesses of fabricating metal products by approximately 35% and of companies with annual sales of $200 million - $650 million engaged in the manufacture of durable goods by approximately 25%. Consistent with the Compensation Committee's general practice, there was no special attempt to set Mr. Foster's compensation in any particular relationship to the compensation data. The Committee did, however, intend to reward Mr. Foster for his substantial contribution to the Company's improved performance.

     As a participant in the Incentive Compensation Plan, Mr. Foster received an award of $50,235 for 1994. Under the Plan, Mr. Foster's award was primarily based upon the Company's pre-tax income. According to data published by Wyatt Data Services, Inc., Mr. Foster's 1994 total of base salary and incentive compensation was approximately 25% below the median total cash compensation of chief executive officers in the durable goods manufacturing industry and 37% below the median total cash compensation of chief executive officers in the metal fabrication industry.

     In 1994, the Option Committee awarded Mr. Foster options to purchase 50,000 shares of stock at a price equal to the fair market value of the Company's stock on the grant date. This award was based on the Committee's assessment of Mr. Foster's performance and his anticipated future contributions to the overall performance of the Company.

                                        PERSONNEL & COMPENSATION COMMITTEE

                                        John W. Puth, Chairman
                                        Richard L. Shaw
                                        James W. Wilcock

                                        OPTION COMMITTEE

                                        John W. Puth
                                        James W. Wilcock

                             [GRAPH APPEARS HERE]
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG L.B. FOSTER COMPANY, THE S & P 500 INDEX**,
               THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP



                        L B Foster    S&P 500    Peer Group  NASDAQ
Measurement period      -----------   -------    ----------  ------------
(Fiscal year Covered)                 Index      Index       Stock Market
- - ---------------------   -----------   -------    ----------  ------------
Measurement PT -
12/31/89               $100          $100       $100          $100
FYE  12/31/90          $ 63          $ 97       $ 91          $ 85
FYE  12/31/91          $ 75          $126       $ 88          $136
FYE  12/31/92          $ 72          $136       $100          $159
FYE  12/31/93          $ 83          $150       $151          $181
FYE  12/31/94          $ 81          $151       $152          $177




     The Peer Group is composed of the following steel or iron related companies whose stocks are listed on domestic securities exchanges: HealthMor, Inc., Geneva Steel Co., Birmingham Steel Corp., LTV Corp., Bethlehem Steel Corp., Bayou Steel Corp., N.S. Group Steel Corp., Armco Inc., USX US Steel Group, Inland Steel, Allegheny Ludlum Corp., National Std. Co., Friedman Inds. Inc., Nucor Corp., Weirton Steel Corp., Carpenter Technology Corp., British Steel Plc., Quanex Corp., Texas Inds. Inc., Insteel Inds. Inc., Lukens, Inc., Meridian Natl. Corp., Matec Corp., Precision Castparts Corp., Proler Intl. Corp., Chaparral Steel Co., Keystone Cons. Inds. Inc., Oregon Steel Mills, Inc., Maverick Tube Corp., Tubos De Acero De Mexico, S.A., Wheeling Pittsburgh Corp., Tyler Corp. Rd., Ampco Pittsburgh Corp.

                             ADDITIONAL INFORMATION

     Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

     Representatives of Ernst & Young are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

     Stockholders' proposals intended to be presented at the Company's 1996 annual meeting must be received by the Company no later than December 15, 1995 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

Pittsburgh, Pennsylvania
April 7, 1995

                                                                           PROXY

                              L. B. FOSTER COMPANY
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                     MEETING OF STOCKHOLDERS, MAY 10, 1995

   The undersigned hereby appoints Lee B. Foster II and David L. Voltz, and each or any of them, to represent the Class A Common Stock of the undersigned at the Annual Meeting of Stockholders of L. B. Foster Company to be held at the Green Tree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania on May 10, 1995 at 11:00 a.m., or at any adjournment thereof.

   The shares represented by this proxy will be voted as directed by the stockholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2. If any other matters should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2.

ITEM 1 --  Election of the following nominees as Directors:
           L.B. Foster II, M. Porter, J.W. Puth
           R. L. Shaw, and J.W. Wilcock.

          FOR all      WITHHOLD AUTHORITY        WITHHOLD AUTHORITY
         Nominees       to vote for all           to vote for the
                            Nominees              following only:
                                               (Write the name of the
                                              Nominee(s) in the space
                                                      below).
           [ ]                [ ]  ------------------------------------


ITEM 2 --  Approve appointment of Ernst & Young
           as Independent Auditors for 1995.


           FOR              AGAINST                   ABSTAIN
           [ ]                [ ]                       [ ]

          (Please date and sign on reverse side and return promptly)

DATED ....................... , 1995


.............................................
                 Signature

.............................................
                 Signature

Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, etc. so indicate. For joint accounts, each joint owner should sign.

(PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)